Exhibit 99.1        Press Release dated April 21, 2016

SIMPSON MANUFACTURING CO., INC.
ANNOUNCES FIRST QUARTER RESULTS

Pleasanton, CA - Simpson Manufacturing Co., Inc. (the “Company”) (NYSE: SSD) today announced its first quarter 2016 results.

Results of Operations for the Three Months Ended March 31, 2016, Compared with the Three Months Ended March 31, 2015.

Unless otherwise stated, the results announced below, when providing comparisons (which are generally indicated by words such as “increased,” “decreased” "remained" or “compared to”), compare the results of operations for the three months ended March 31, 2016, against the results of operations for the three months ended March 31, 2015.

Overview

Net sales increased 13% to $199.5 million from $176.5 million. The Company had net income of $16.3 million compared to $10.1 million. Diluted net income per common share was $0.34 compared to $0.20.

Net sales

The Company's net sales increased in both the North America and Europe segments.

•	Segment net sales:

◦
North America – Net sales increased 16% due to increased unit sales volumes in the United States on improved economic activity, partly offset by a slight decrease in average sales prices. Canada's net sales were negatively affected by the Canadian dollar weakening against the United States dollar.

◦
Europe – Net sales increased 4%, mostly due to increased unit sales volumes, partly offset by a decrease in average sales prices. Europe's net sales were negatively affected by the European currencies weakening against the United States dollar.

◦
Asia/Pacific -Net sales decreased 59%, primarily due to the closing of sales offices in China, Thailand and Dubai late in the first quarter of 2015, which accounted for approximately a $2.2 million decrease in consolidated net sales.

•	Consolidated net sales channels and product groups:

◦	Net sales to dealer distributors, lumber dealers, contractor distributors and home centers increased, primarily due to increased home construction activity.

◦
Wood construction product net sales, including sales of connectors, truss plates, fastening systems, fasteners and shearwalls, represented 86% of total Company net sales in the first quarters of both 2016 and 2015.

◦
Concrete construction product net sales, including sales of adhesives, chemicals, mechanical anchors, powder actuated tools and reinforcing fiber materials, represented 14% of total Company net sales in the first quarters of both 2016 and 2015.

Gross profit

Gross profit increased to $92.5 million from $77.5 million. Gross profit as a percentage of net sales increased to 46% from 44%. Based on current information and subject to future events and circumstances, the Company estimates that its full-year 2016 gross profit margin will be between approximately 46% and 47%.

•
North America – Gross profit margin increased to 48% from 46%, primarily as a result of a decrease in factory overhead (on increased production volumes) and a small reduction in material costs, both as a percentage of net sales.

•
Europe – Gross profit margin decreased to 36%from 38%, as a result of increases in material, labor and shipping costs, all as a percentage of sales, partly offset by decrease in factory costs (on increased production volumes), as a percentage of sales.

•	Product mix – The gross profit margin differential between wood construction products and concrete construction products, which have lower gross profit margins, decreased to 15% from 17%.

•
Steel prices – The market prices for steel increased during the first quarter of 2016. The Company currently anticipates that, subject to changing economic conditions, it is likely that steel prices will rise during the second quarter of 2016.

Research and development and engineering expense

Research and development and engineering expense increased 12% to $11.4 million from $10.2 million, primarily due to increases of $0.6 million in cash profit sharing expense on increased profits, $0.2 million in personnel costs and $0.2 million in computer costs, all of which occurred in the North America segment.

Selling expense

Selling expense increased 11% to $25.2 million from $22.6 million, primarily due to increases of $1.7 million in personnel costs and $1.1 million in cash profit sharing and sales commission expenses, partly offset by a decrease of $0.2 million in donation expense.

•
North America – Selling expense increased $2.6 million, primarily due to increases of $1.9 million in personnel costs, mostly related to the addition of staff and pay rate increases instituted on January 1, 2016, and $1.2 million in cash profit sharing and sales commission expense, partly offset by a decrease of $0.2 million in donation expense.

•	Europe – Selling expense increased $0.9 million, primarily due to increases of $0.4 million in personnel costs mostly related to the addition of staff.

•	Asia/Pacific - Selling expense decreased $0.9 million, primarily due to a decrease of $0.7 million in personnel costs, related to closing three sales offices and downsizing one sales office in 2015.

General and administrative expense

General and administrative expense increased 3% to $29.3 million from $28.4 million, primarily due to an increase of $1.8 million in cash profit sharing expense, partly offset by a net decrease of $0.6 million in foreign currency losses.

•	North America – General and administrative expense increased $1.1 million, primarily due to an increase of $1.5 million in cash profit sharing expense.

•	Europe – General and administrative expense decreased by $1.0 million, primarily due to a net decrease of $1.2 million in unrealized foreign currency losses.

•
Administrative and Other – General and administrative expense increased by $1.0 million, primarily due to an increase of $0.4 million in cash profit sharing expense, as well as a net increase in foreign currency losses of $0.3 million.

Income taxes

The Company's effective income tax rate remained 38%. Based on current information and subject to future events and circumstances, the Company estimates that its full-year 2016 effective tax rate will be between 37% and 39%.

Additional information

At its meeting on April 20, 2016, the Company’s Board of Directors declared a cash dividend of $0.18 per share. This is an increase of $0.02 per share, or 12.5%, over the amount of the last dividend declared by the Company in February 2016. The record date for the dividend will be on July 7, 2016, and it will be paid on July 28, 2016.

For the three months ended March 31, 2016, the Company repurchased 106,347 shares of the Company's shares for $3.5 million, at an average price of $32.93 per share. The repurchases were part of the $50.0 million that the Company’s Board of Directors authorized for 2016.

Investors, analysts and other interested parties are invited to join the Company’s conference call on Friday, April 22, 2016, at 6:00 am Pacific Time. To participate, callers may dial 877-876-9177 (international callers may dial 785-424-1666). The call will be webcast simultaneously as well as being available for one month through a link on the Company’s website at www.simpsonmfg.com.

This document contains forward-looking statements, based on numerous assumptions and subject to risks and uncertainties, such as statements above regarding anticipated or estimated steel prices, gross profit margin, and effective tax rate. Although the Company believes that the forward-looking statements are reasonable, it does not and cannot give any assurance that its beliefs and expectations will prove to be correct. Many factors could significantly affect the Company's operations and cause the Company's actual results to differ substantially from the Company's expectations. Those factors include, but are not limited to: (i) general business cycles and construction business conditions; (ii) customer acceptance of the Company's products; (iii) product liability claims, contractual liability, engineering and design liability and similar liabilities or claims, (iv) relationships with key customers; (v) materials and manufacturing costs; (vi) the financial condition of customers, competitors and suppliers; (vii) technological developments including software development; (viii) increased competition; (ix) changes in industry practices or regulations; (x) litigation risks, (xi) changes in capital and credit market conditions; (xii) governmental and business conditions in countries where the Company's products are manufactured and sold; (xiii) changes in trade regulations; (xiv) the effect of acquisition activity; (xv) changes in the Company's plans, strategies, objectives, expectations or intentions; and (xvi) other risks and uncertainties indicated from time to time in the Company's filings with the U.S. Securities and Exchange Commission including most recently the Company's Annual Report on Form 10-K under the heading "Item 1A - Risk Factors." Actual results might differ materially from results suggested by any forward-looking statements in this document. The Company does not have an obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise. The financial information set forth herein is presented on a preliminary unreviewed basis; reviewed data will be included in the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2016, when filed.

The Company's results of operations (unaudited) for the three months ended March 31, 2016 and 2015, were as follows:

	Three Months Ended March 31,
(Amounts in thousands, except per share data)	2016	2015
Net sales	$199,523	$176,491
Cost of sales	107,000	98,993
Gross profit	92,523	77,498
Research and development and engineering expenses	11,423	10,197
Selling expenses	25,187	22,607
General and administrative expenses	29,298	28,433
Gain on disposal of assets	(26)	(16)
Income from operations	26,641	16,277
Interest expense, net	(235)	(35)
Income before taxes	26,406	16,242
Provision for income taxes	10,063	6,191
Net income	$16,343	$10,051
Earnings per common share:
Basic	$0.34	$0.20
Diluted	$0.34	$0.20
Weighted average shares outstanding:
Basic	48,297	49,208
Diluted	48,450	49,408
Other data:
Depreciation and amortization	$7,437	$7,418
Pre-tax equity-based compensation expense	2,750	3,295

Cash dividend declared per common share	$0.16	$0.14

The Company's financial position (unaudited) as of March 31, 2016 and 2015, and December 31, 2015 were as follows:

	March 31,		December 31,
(Amounts in thousands)	2016	2015	2015
Cash and cash equivalents	$232,028	$233,587	$258,825
Trade accounts receivable, net	135,123	117,316	106,011
Inventories	210,787	205,312	195,757
Other current assets	13,284	32,231	28,679
Total current assets	591,222	588,446	589,272
Property, plant and equipment, net	216,660	205,009	213,716
Goodwill	125,614	122,923	123,950
Other noncurrent assets	35,465	36,281	34,371
Total assets	$968,961	$952,659	$961,309
Trade accounts payable	$29,023	$21,456	$21,309
Other current liabilities	70,523	59,831	73,655
Total current liabilities	99,546	81,287	94,964
Other long-term liabilities	5,159	16,082	16,521
Stockholders' equity	864,256	855,290	849,824
Total liabilities and stockholders' equity	$968,961	$952,659	$961,309

Additional financial data of the Company (unaudited) for the three months ended March 31, 2016 and 2015, were as follows:

	Three Months Ended
	March 31,		%
(Amounts in thousands)	2016	2015	change*
Net Sales by Reporting Segment
North America	$174,454	$150,324	16%
Europe	23,698	22,788	4%
Asia/Pacific	1,371	3,379	(59)%
Total	$199,523	$176,491	13%
Net Sales by Product Group**
Wood Construction	$171,777	$151,379	13%
Concrete Construction	27,745	25,010	11%
Other	1	102	N/M
Total	$199,523	$176,491	13%
Gross Profit (Loss) by Reporting Segment
North America	$83,713	68,707	22%
Europe	8,562	8,697	(2)%
Asia/Pacific	306	510	(40)%
Administrative and all other	(58)	(416)	N/M
Total	$92,523	$77,498	19%
Income (Loss) from Operations
North America	$30,452	$20,466	49%
Europe	(1,618)	(1,632)	1%
Asia/Pacific	155	(803)	119%
Administrative and all other	(2,348)	(1,754)	(34)%
Total	$26,641	$16,277	64%

*	Unfavorable percentage changes are presented in parenthesis.
**	The Company manages its business by geographic segment but is presenting sales by product group as additional information.
N/M	Statistic is not material or not meaningful.

Simpson Manufacturing Co., Inc., headquartered in Pleasanton, California, through its subsidiary, Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood construction products, including connectors, truss plates, fastening systems, fasteners and shearwalls, and concrete construction products, including adhesives, specialty chemicals, mechanical anchors, powder actuated tools and reinforcing fiber materials. The Company's common stock trades on the New York Stock Exchange under the symbol "SSD."
For further information, contact Tom Fitzmyers at (925) 560-9030.